Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Gil Borok Chief Financial Officer 310.405.8909	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

CBRE GROUP, INC. REPORTS 29% EARNINGS PER SHARE GROWTH FOR THE SECOND QUARTER OF 2012 ON 13% REVENUE INCREASE

Los Angeles, CA — July 31, 2012 — CBRE Group, Inc. (NYSE:CBG) today reported strong revenue and earnings growth for the second quarter ended June 30, 2012.

Second-Quarter 2012 Results

•      Revenue for the quarter totaled $1.6 billion, an increase of 13% from $1.4 billion in the second quarter of 2011.

•      Excluding selected charges(1), net income(2) totaled $88.0 million, or $0.27 per diluted share, for the current quarter, up 31% and 29%, respectively, from $67.0 million, or $0.21 per diluted share, in the second quarter of 2011. Selected charges (net of income taxes), which primarily related to the ING REIM businesses acquired in 2011, totaled $12.1 million and $5.8 million for the three months ended June 30, 2012 and 2011, respectively.

•      On a U.S. GAAP basis, net income totaled $75.9 million, or $0.23 per diluted share, for the second quarter of 2012, an increase of 24% and 21%, respectively, from $61.2 million, or $0.19 per diluted share, for the second quarter of 2011.

•      Excluding selected charges, Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) (3) increased 28% to $220.9 million for the second quarter of 2012 from $172.4 million a year earlier. EBITDA(3) (including selected charges) also rose 28% to $211.8 million for the second quarter of 2012, from $166.1 million for the same period last year. Selected charges, which primarily related to the acquisition of the ING REIM businesses in 2011, reduced EBITDA by $9.1 million and $6.3 million for the quarters ended June 30, 2012 and 2011, respectively.

Management Commentary

“CBRE’s key strengths — people, brand and diverse platform — served us well amid elevated global economic uncertainty during the second quarter,” said Brett White, the Company’s chief executive officer. “Despite tepid economic growth around the world, we once again produced double-digit revenue gains, with notably strong performance in the Americas, solid growth in Asia Pacific, and increased contributions from our global investment management operations. As we execute our growth strategy, we continue to be highly focused on cost discipline as well, which also contributed to significant bottom-line improvement during the quarter.”

Global revenue rose during the quarter in every business line. CBRE’s capital markets businesses performed very well, particularly in the Americas. Global property sales revenue increased 16%, with all regions showing improvement. The Americas set the pace with a 23% rise in property sales revenue. Both EMEA and Asia Pacific posted modest increases, notwithstanding the ongoing euro zone financial difficulties and slowing economic activity in both regions.  Mortgage brokerage (predominantly an Americas business) saw revenue climb 36%, reflecting continued improvement in the U.S. debt financing market.

Global investment management operations continued to make significant contributions to the Company’s overall performance, bolstered by the ING REIM acquisitions in the second half of 2011.  Revenue from this business line more than doubled compared with a year earlier. Overall, global investment management accounted for 7% of total Company revenue and 13% of normalized EBITDA — up from approximately 4% of both revenue and normalized EBITDA in the second quarter of 2011.

Outsourcing revenue rose by double digits for the seventh consecutive quarter, with a 10% increase globally. The Company continues to on-board new outsourcing clients at a brisk pace, with 24 new contracts signed during the period — a Company record for one quarter. Among these new clients are three each in the healthcare and government sectors — vertical markets that the Company has targeted for growth opportunities — as well as major corporate wins with Monsanto, Samsung and SONY. All told, CBRE signed 54 outsourcing contracts — renewals, new clients and expansions of existing relationships — during the second quarter of 2012.

On a global basis, leasing revenue increased slightly, reflecting generally soft market conditions in many parts of the world.  Despite these challenges, the Americas and Asia Pacific produced moderate leasing revenue growth.

During the second quarter, the Company enhanced its commercial real estate services platform in EMEA with the acquisition of its former affiliate in Turkey, one of the world’s fastest-growing economies.

“The recovery continues to progress, but at a historically slow pace and with a high degree of inconsistency and uncertainty across global markets and business lines,” Mr. White said. “Nevertheless, CBRE has a history of performing well for clients amid these market conditions. We are therefore cautiously optimistic about our business, and remain comfortable with our ability to deliver on the full-year earnings per share outlook we announced early this year.”

Second-Quarter 2012 Segment Results

Americas Region (U.S., Canada and Latin America)

•      Revenue rose 13% to $1.0 billion, compared with $897.8 million for the second quarter of 2011.

•      EBITDA totaled $149.3 million, up 29% from $115.4 million in last year’s second quarter.

•      Operating income rose 30% to $127.9 million from $98.2 million for the prior-year second quarter.

•      Improved revenue was evident in all business lines across the region.

EMEA Region (primarily Europe)

•      Revenue totaled $248.2 million, compared with $261.1 million for the second quarter of 2011.

•      In line with the revenue trend, the region reported EBITDA of $15.7 million compared with $21.4 million in the prior year second quarter.

•      Operating income totaled $12.6 million, compared with $18.9 million for the same period in 2011.

•      The weaker results reflected the impact of Europe’s continuing economic difficulties related to sovereign debt issues as well as the effect of negative currency movement. While the region experienced lower leasing activity, sales revenue improved modestly, despite the macro environment and effects of currency.

•      Total revenue grew modestly in Germany, the Netherlands and the United Kingdom, but this was offset by reduced revenue in other countries, most notably in France, which had a particularly strong second quarter in 2011.

Asia Pacific Region (Asia, Australia and New Zealand)

•      Revenue rose 7% to $201.2 million from $188.5 million for the second quarter of 2011.

•      EBITDA totaled $23.3 million, up 34% from $17.4 million in last year’s second quarter.

•      Operating income rose 30% to $20.7 million, compared with $16.0 million for the second quarter of 2011.

•      The improved results reflect higher revenues in Australia, India, Japan and Singapore.

Global Investment Management Business (investment management operations in the U.S., Europe and Asia)

•      Revenue more than doubled to $119.7 million from $57.6 million in the second quarter of 2011.

•      EBITDA, before selected charges, totaled $29.8 million, up from $7.3 million in the prior-year second quarter. Including these charges, current-quarter EBITDA rose to $20.7 million from $2.5 million in the second quarter of 2011.

•      Operating income totaled $12.9 million, compared with an operating loss of $3.6 million for the second quarter of 2011.

•      The improved revenue, EBITDA and operating performance were in large part driven by contributions from the ING REIM businesses acquired in the second half of 2011.

•      Assets under management totaled $91.2 billion at the end of the second quarter, representing a 3% decrease from year-end 2011. The decrease was caused, in part, by a non-traded REIT’s decision to internalize its management.

Development Services (real estate development and investment activities primarily in the U.S.)

•      Revenue increased slightly to $17.8 million, compared with $17.2 million for the second quarter of 2011.

•      Operating loss totaled $1.4 million as compared with operating income of $0.7 million for the same period in 2011.

•      EBITDA totaled $2.8 million, compared with $9.4 million in the prior-year period. Second-quarter 2011 EBITDA benefited from gains on the sale of properties (reflected in equity income from unconsolidated subsidiaries and gain on disposition of real estate, partially offset by non-controlling interests activity), which did not occur to the same extent in the current quarter.  Equity income from unconsolidated subsidiaries and non-controlling interests are included in the calculation of EBITDA, but not in operating income.

•      Development projects in process totaled $4.7 billion, down $0.2 billion from year-end 2011.  The inventory of pipeline deals totaled $1.4 billion, up $0.2 billion from year-end 2011.

Six-Month Results

•      Revenue for the six months ended June 30, 2012 totaled $3.0 billion, an increase of 13% from $2.6 billion in the six months ended June 30, 2011.

•      Excluding selected charges(1), net income(2) totaled $133.9 million, or $0.41 per diluted share, for the current-year-to-date period, up 25% and 24%, respectively, from $107.6 million, or $0.33 per diluted share, in the prior-year period. Selected charges (net of income taxes), primarily related to the ING REIM businesses acquired in 2011, totaled $31.1 million and $12.0 million for the six months ended June 30, 2012 and 2011, respectively.

•      On a U.S. GAAP basis, net income totaled $102.8 million, or $0.32 per diluted share, for the six months ended June 30, 2012, an increase of 8% and 7%, respectively, from $95.6 million, or $0.30 per diluted share, in the same period in 2011.

•      Excluding selected charges, EBITDA increased 27% to $371.4 million for the first six months of 2012 from $292.9 million a year earlier. EBITDA (including selected charges) rose 26% to $352.3 million for the current six-month period, from $279.1 million for the same period a year earlier.  Selected charges, primarily related to the acquisition of the ING REIM businesses in 2011, reduced EBITDA by $19.1 million and $13.8 million for the six months ended June 30, 2012 and 2011, respectively.

Conference Call Details

The Company’s second-quarter earnings conference call will be held on Tuesday, July 31, 2012 at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-230-1092 for U.S. callers and 612-234-9960 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on July 31, 2012, and ending at midnight Eastern Time on August 6, 2012. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 253707.  A transcript of the call will be available on the Company’s Investor Relations Web site at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2011 revenue).  The Company has approximately 34,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, business outlook, and ability to successfully integrate the ING REIM businesses.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions, including the impact of the European sovereign debt crisis; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to leverage our platform to grow revenues and capture market share; continued growth in trends toward use of outsourced real estate services; our ability to control costs relative to revenue growth and expand EBITDA margins; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; expected levels of interest, depreciation and amortization expense resulting from completed acquisitions; realization of values in investment funds to offset related incentive compensation expense; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2011, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges include integration and other costs related to acquisitions and amortization expense related to incentive fees and customer relationships acquired in the ING REIM and Trammell Crow Company (TCC) acquisitions.

(2) A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$1,601,117	$1,422,218	$2,951,106	$2,607,323

Costs and expenses:
Cost of services	908,143	839,822	1,695,699	1,553,577
Operating, administrative and other	482,377	432,856	923,099	809,881
Depreciation and amortization	38,336	25,385	84,793	48,563
Total costs and expenses	1,428,856	1,298,063	2,703,591	2,412,021

Gain on disposition of real estate	439	6,027	1,248	7,999
Operating income	172,700	130,182	248,763	203,301
Equity income from unconsolidated subsidiaries	2,609	17,068	16,995	32,247
Other (loss) income	(2,104)	—	4,484	—
Interest income	1,585	1,902	3,888	4,570
Interest expense	44,411	34,216	88,392	67,934
Income from continuing operations before provision for income taxes	130,379	114,936	185,738	172,184
Provision for income taxes	54,780	46,336	80,193	69,742
Income from continuing operations	75,599	68,600	105,545	102,442
Income from discontinued operations, net of income taxes	—	6,267	—	16,911
Net income	75,599	74,867	105,545	119,353
Less: Net (loss) income attributable to non-controlling interests	(274)	13,644	2,697	23,761
Net income attributable to CBRE Group, Inc.	$75,873	$61,223	$102,848	$95,592

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.24	$0.19	$0.32	$0.30
Income from discontinued operations attributable to CBRE Group, Inc.	—	—	—	—
Net income attributable CBRE Group, Inc.	$0.24	$0.19	$0.32	$0.30

Weighted average shares outstanding for basic income per share	320,852,344	317,698,275	320,761,873	317,133,967

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.23	$0.19	$0.32	$0.30
Income from discontinued operations attributable to CBRE Group, Inc.	—	—	—	—
Net income attributable to CBRE Group, Inc.	$0.23	$0.19	$0.32	$0.30

Weighted average shares outstanding for diluted income per share	326,081,681	324,093,042	325,910,274	323,510,069

EBITDA (1)	$211,815	$166,095	$352,338	$279,139

(1) Includes EBITDA related to discontinued operations of $0.8 million and $1.9 million for the three and six months ended June 30, 2011, respectively.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Americas
Revenue	$1,014,193	$897,828	$1,859,519	$1,647,943
Costs and expenses:
Cost of services	637,624	567,338	1,180,024	1,044,667
Operating, administrative and other	229,212	217,473	433,049	414,890
Depreciation and amortization	19,485	14,831	37,811	27,662
Operating income	$127,872	$98,186	$208,635	$160,724
EBITDA	$149,318	$115,375	$250,555	$193,503

EMEA
Revenue	$248,244	$261,087	$445,630	$466,055
Costs and expenses:
Cost of services	145,625	155,738	275,757	287,011
Operating, administrative and other	86,823	84,195	162,089	154,977
Depreciation and amortization	3,202	2,253	6,493	4,515
Operating income	$12,594	$18,901	$1,291	$19,552
EBITDA	$15,745	$21,375	$8,648	$24,381

Asia Pacific
Revenue	$201,245	$188,546	$368,446	$349,046
Costs and expenses:
Cost of services	124,894	116,746	239,918	221,899
Operating, administrative and other	52,817	53,862	102,641	95,966
Depreciation and amortization	2,814	1,988	5,553	3,971
Operating income	$20,720	$15,950	$20,334	$27,210
EBITDA	$23,316	$17,437	$25,599	$29,879

Global Investment Management
Revenue	$119,674	$57,554	$244,874	$107,876
Costs and expenses:
Operating, administrative and other	96,719	57,942	191,294	103,498
Depreciation and amortization	10,054	3,171	29,279	6,666
Operating income (loss)	$12,901	$(3,559)	$24,301	$(2,288)
EBITDA(1)	$20,674	$2,470	$55,267	$8,460

Development Services
Revenue	$17,761	$17,203	$32,637	$36,403
Costs and expenses:
Operating, administrative and other	16,806	19,384	34,026	40,550
Depreciation and amortization	2,781	3,142	5,657	5,749
Gain on disposition of real estate	439	6,027	1,248	7,999
Operating (loss) income	$(1,387)	$704	$(5,798)	$(1,897)
EBITDA	$2,762	$9,438	$12,269	$22,916

(1)         Includes EBITDA related to discontinued operations of $0.8 million and $1.9 million for the three and six months ended June 30, 2011, respectively.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income attributable to CBRE Group, Inc.	$75,873	$61,223	$102,848	$95,592
Integration and other costs related to acquisitions, net of tax	7,254	3,910	14,737	8,379
Amortization expense related to ING REIM and TCC incentive fees and customer relationships acquired, net of tax	4,906	1,840	16,361	3,604
Net income attributable to CBRE Group, Inc., as adjusted	$88,033	$66,973	$133,946	$107,575

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.27	$0.21	$0.41	$0.33

Weighted average shares outstanding for diluted income per share	326,081,681	324,093,042	325,910,274	323,510,069

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income attributable to CBRE Group, Inc.	$75,873	$61,223	$102,848	$95,592
Add:
Depreciation and amortization(1)	38,336	25,619	84,793	49,088
Interest expense(2)	44,411	34,819	88,392	69,287
Provision for income taxes	54,780	46,336	80,193	69,742
Less:
Interest income	1,585	1,902	3,888	4,570

EBITDA(3)	$211,815	$166,095	$352,338	$279,139

Adjustments:
Integration and other costs related to acquisitions	9,133	6,272	19,098	13,783

EBITDA, as adjusted (3)	$220,948	$172,367	$371,436	$292,922

(1)         Includes depreciation and amortization related to discontinued operations of $0.2 million and $0.5 million for the three and six months ended June 30, 2011, respectively.

(2)         Includes interest expense related to discontinued operations of $0.6 million and $1.4 million for the three and six months ended June 30, 2011, respectively.

(3)         Includes EBITDA related to discontinued operations of $0.8 million and $1.9 million for the three and six months ended June 30, 2011, respectively.

EBITDA and EBITDA, as adjusted for selected charges for segments are calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Americas
Net income attributable to CBRE Group, Inc.	$60,664	$52,015	$94,231	$81,524
Add:
Depreciation and amortization	19,485	14,831	37,811	27,662
Interest expense	35,363	25,740	70,964	51,572
Royalty and management service income	(7,241)	(6,895)	(13,858)	(13,515)
Provision for income taxes	41,964	30,951	63,717	49,327
Less:
Interest income	917	1,267	2,310	3,067
EBITDA	$149,318	$115,375	$250,555	$193,503
Integration and other costs related to acquisitions	—	53	—	106
EBITDA, as adjusted	$149,318	$115,428	$250,555	$193,609

EMEA
Net income (loss) attributable to CBRE Group, Inc.	$8,313	$10,541	$(1,063)	$10,392
Add:
Depreciation and amortization	3,202	2,253	6,493	4,515
Interest expense	2,095	18	4,563	157
Royalty and management service expense	3,176	3,422	5,784	6,153
Provision for income taxes	3,544	5,248	2,134	3,788
Less:
Interest income	4,585	107	9,263	624
EBITDA	$15,745	$21,375	$8,648	$24,381

Asia Pacific
Net income attributable to CBRE Group, Inc.	$10,804	$6,186	$7,669	$9,087
Add:
Depreciation and amortization	2,814	1,988	5,553	3,971
Interest expense	1,203	809	2,064	1,229
Royalty and management service expense	4,034	3,239	7,996	6,846
Provision for income taxes	4,834	5,745	2,835	9,535
Less:
Interest income	373	530	518	789
EBITDA	$23,316	$17,437	$25,599	$29,879
Integration and other costs related to acquisitions	—	1,384	—	1,384
EBITDA, as adjusted	$23,316	$18,821	$25,599	$31,263

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Global Investment Management
Net (loss) income attributable to CBRE Group, Inc.	$(1,925)	$(9,777)	$1,666	$(12,232)
Add:
Depreciation and amortization(1)	10,054	3,405	29,279	7,191
Interest expense(2)	7,460	5,688	13,819	10,453
Royalty and management service expense	31	234	78	516
Provision for income taxes	5,293	3,093	10,945	2,933
Less:
Interest income	239	173	520	401
EBITDA(3)	$20,674	$2,470	$55,267	$8,460
Integration and other costs related to acquisitions	9,133	4,835	19,098	12,293
EBITDA, as adjusted(3)	$29,807	$7,305	$74,365	$20,753

Development Services
Net (loss) income attributable to CBRE Group, Inc.	$(1,983)	$2,258	$345	$6,821
Add:
Depreciation and amortization	2,781	3,142	5,657	5,749
Interest expense	2,939	2,753	5,911	6,240
(Benefit of) provision for income taxes	(855)	1,299	562	4,159
Less:
Interest income	120	14	206	53
EBITDA	$2,762	$9,438	$12,269	$22,916

(1)         Includes depreciation and amortization related to discontinued operations of $0.2 million and $0.5 million for the three and six months ended June 30, 2011, respectively.

(2)         Includes interest expense related to discontinued operations of $0.6 million and $1.4 million for the three and six months ended June 30, 2011, respectively.

(3)         Includes EBITDA related to discontinued operations of $0.8 million and $1.9 million for the three and six months ended June 30, 2011, respectively.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2012	2011
Assets:
Cash and cash equivalents (1)	$731,202	$1,093,182
Restricted cash	64,328	67,138
Receivables, net	1,092,964	1,135,371
Warehouse receivables (2)	423,681	720,061
Real estate assets (3)	491,491	464,468
Goodwill and other intangibles, net	2,600,819	2,622,732
Investments in and advances to unconsolidated subsidiaries	210,115	166,832
Other assets, net	961,795	949,359
Total assets	$6,576,395	$7,219,143

Liabilities:
Current liabilities, excluding debt	$1,289,486	$1,688,034
Warehouse lines of credit (2)	417,245	713,362
Revolving credit facility	52,838	44,825
Senior secured term loans	1,652,812	1,683,561
Senior subordinated notes, net	439,747	439,016
Senior notes	350,000	350,000
Other debt	4,771	125
Notes payable on real estate (4)	389,471	372,912
Other long-term liabilities	545,083	510,145
Total liabilities	5,141,453	5,801,980

CBRE Group, Inc. stockholders’ equity	1,254,862	1,151,481
Non-controlling interests	180,080	265,682
Total equity	1,434,942	1,417,163

Total liabilities and equity	$6,576,395	$7,219,143

(1) Includes $146.2 million and $208.1 million of cash in consolidated funds and other entities not available for Company use at June 30, 2012 and December 31, 2011, respectively.

(2) Represents loan receivables, the majority of which are offset by related non-recourse warehouse lines of credit facilities.

(3) Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4) Represents notes payable on real estate of which $13.6 million are recourse to the Company as of June 30, 2012 and December 31, 2011, respectively.